EXHIBIT 10.1

MORGAN STANLEY

EQUITY INCENTIVE COMPENSATION PLAN

[FISCAL YEAR] DISCRETIONARY RETENTION

AWARDS

MANAGEMENT COMMITTEE

TABLE OF CONTENTS FOR AWARD CERTIFICATE

PART I:	TERMS OF STOCK UNITS	3

1.	Stock units generally	3

2.	Vesting schedule and conversion	3

3.	Special provision for certain employees	4

4.	Dividend equivalent payments	4

PART II:	TERMS OF STOCK OPTIONS	4

5.	Stock options generally	4

6.	Vesting schedule	5

7.	Expiration date	5

8.	Exercise	5

9.	Restoration option rights	6

10.	Restrictions on transfer of shares issued upon exercise of stock options	6

PART III:	GENERAL TERMS OF STOCK UNITS AND STOCK OPTIONS	7

11.	Death, Disability and Full Career Retirement	7

12.	Change in Control and Change in Ownership	8

13.	Cancellation of awards under certain circumstances	9

14.	Tax and other withholding obligations	11

15.	Satisfaction of obligations	12

16.	Nontransferability	12

17.	Designation of a beneficiary	13

18.	Ownership and possession	13

19.	Securities law compliance matters	14

20.	Compliance with laws and regulation	14

21.	No entitlements	15

22.	Consents under local law	15

23.	Award modification	15

24.	Severability	16

25.	Governing law	16

26.	Defined terms	16

MORGAN STANLEY

MANAGEMENT COMMITTEE

AWARD CERTIFICATE FOR DISCRETIONARY RETENTION AWARD

OF STOCK UNITS AND STOCK OPTIONS

FISCAL YEAR [        ]

Morgan Stanley has awarded you retention stock units and stock options as your discretionary long-term incentive compensation for services provided during Fiscal Year [        ] and as an incentive for you to continue to remain in Employment and provide services to the Firm, as provided in this Award Certificate.1 This Award Certificate sets forth the general terms and conditions of your Fiscal Year [        ] award. The number of stock units and stock options in your award has been communicated to you independently.

If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your Fiscal Year [        ] award. This Award Certificate should be read in conjunction with the International Supplement, if applicable, in order for you to understand the terms and conditions of your award.

Your award is made pursuant to the EICP. References to “stock units” and “stock options” in this Award Certificate mean only those stock units and stock options included in your Fiscal Year [        ] award, and the terms and conditions herein only apply to such award. If you receive any other award under the EICP or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the award is, among other things, to align your interests with the interests of the Firm, to reward you for your continued employment and service to the Firm in the future, and to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests. In view of these purposes, you will earn each portion of your Fiscal Year [        ] stock unit and stock option award only if you do not engage in any activity that is a cancellation event set forth in Section 13 below. Therefore, even if your award has vested, you will have no right to your award if a cancellation event occurs.

[1]	For certain years or certain participants, awards may consist exclusively of stock units or stock options. In such cases, only the provisions of this form of Award Certificate that relate to the type of award granted will be included.

You will be required to provide Morgan Stanley with such written certification or other evidence as Morgan Stanley deems appropriate, from time to time in its sole discretion, to confirm that no cancellation event has occurred. If you fail to provide such certification or evidence, Morgan Stanley may cancel your award.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 26 below, or in the EICP.

PART I: TERMS OF STOCK UNITS

1.	Stock units generally.

Each of your stock units corresponds to one share of Morgan Stanley common stock. A stock unit constitutes an unsecured promise of Morgan Stanley to pay you one share of Morgan Stanley common stock on the conversion date for the stock unit. As the holder of stock units, you have only the rights of a general unsecured creditor of Morgan Stanley. You will not be a stockholder with respect to the shares of Morgan Stanley common stock underlying your stock units unless and until your stock units convert to shares.

2.	Vesting schedule and conversion.

(a) Vesting schedule. Your stock units will vest according to the following schedule: (i) 50% of your stock units will vest on the First Scheduled Vesting Date, and (ii) the remaining 50% of your stock units will vest on the Second Scheduled Vesting Date.2 Any fractional stock units resulting from the application of the vesting schedule will be aggregated and will vest on the First Scheduled Vesting Date. The special vesting terms set forth in Part III of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, or (iii) upon a Change in Control or a Change in Ownership. Vested stock units are subject to the cancellation and withholding provisions set forth in this Award Certificate.

(b) Conversion. Except as otherwise provided in this Award Certificate, each of your vested stock units will convert to one share of Morgan Stanley common stock on the Scheduled Conversion Date.3

The shares delivered upon conversion of stock units will not be subject to any transfer restrictions, other than those that may arise under the securities laws or the

[2]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.

[3]	The conversion schedule presented in this form of Award Certificate is indicative. The conversion schedule applicable to awards may vary.

Firm’s employee trading policy, or to cancellation under the circumstances set forth in Section 13.

(c) Accelerated conversion. Morgan Stanley reserves the right to accelerate the conversion of any or all of your stock units. If any stock units are converted to shares of Morgan Stanley common stock prior to the Scheduled Conversion Date pursuant to this Section 2(c), these shares will not be transferable and will remain subject to the vesting provisions set forth above and to the cancellation and withholding provisions set forth in this Award Certificate to the same extent that such provisions would have applied to the stock units had they not been converted.

3.	Special provision for certain employees.

Notwithstanding the other provisions of this Award Certificate, the conversion of your vested stock units into Morgan Stanley common stock will be deferred if, at the time scheduled for conversion (whether on the Scheduled Conversion Date or some other time), Morgan Stanley considers you to be one of its executive officers and your compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code. This deferral will continue until Morgan Stanley no longer considers you to be an executive officer or such earlier date as the Chairman may determine if, in his sole discretion, an earlier payment is likely to be deductible to the Firm.

4.	Dividend equivalent payments.

Until your stock units convert to shares, if Morgan Stanley pays a dividend on its common stock, you will be paid a dividend equivalent for your vested and unvested stock units. No dividend equivalents will be paid to you, however, on any canceled stock units. Regular dividends will be paid on the shares of Morgan Stanley common stock following conversion of your stock units.

Morgan Stanley may pay dividend equivalents in shares of Morgan Stanley common stock, in cash, in additional stock units or in a combination of any of these. Morgan Stanley will decide on the form of payment, and may make these amounts subject to deferral, vesting or restrictions on transfer. Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations.

PART II: TERMS OF STOCK OPTIONS

5.	Stock options generally.

Each of your stock options gives you the right to purchase one share of Morgan Stanley common stock at an exercise price of $[        ] per share.

6.	Vesting schedule.

Your stock options will vest according to the following schedule: (i) 50% of your stock options will vest on the First Scheduled Vesting Date, and (ii) the remaining 50% of your stock options will vest on the Second Scheduled Vesting Date.4 Your stock options will become exercisable upon vesting. Any fractional stock options resulting from the application of the vesting schedule will be aggregated and will vest on the First Scheduled Vesting Date. The special vesting terms set forth in Part III of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, or (iii) upon a Change in Control or a Change in Ownership. Vested stock options and any Net Option Shares remain subject to the transfer restrictions and cancellation and withholding provisions set forth in this Award Certificate.

7.	Expiration date.

Your stock options will expire on the Expiration Date. Special expiration and cancellation provisions apply if your Employment terminates under certain circumstances. See Section 13 below for details.

8.	Exercise.

When you exercise your stock options, you may pay the exercise price in the following ways: in cash, in shares of Morgan Stanley common stock that you have owned for at least six months, or in a combination of cash and shares. Any shares that you tender to pay the exercise price will be valued at their fair market value on the exercise date, using a valuation methodology established by Morgan Stanley. Morgan Stanley may also allow you to make a “cashless” exercise of stock options (in which the payment of the exercise price is funded by a sale of shares by a broker) or to exercise your stock options through a net-share settlement.

Morgan Stanley may implement policies and procedures regarding the availability of any of the foregoing exercise methods or to facilitate cashless exercises. Your exercise and payment must conform to the policies and procedures that Morgan Stanley implements from time to time.

Your stock options are considered to be exercised in the order in which they vested.

[4]	The vesting schedule presented in this form of Award Certificate is indicative. The vesting schedule applicable to awards may vary.

9.	Restoration option rights.[5]

Each of your stock options includes a “Restoration Option Right”. A Restoration Option Right entitles you to receive a “Restoration Option” when you exercise your stock options through net-share settlement or by tendering previously owned shares of Morgan Stanley common stock. The Restoration Option entitles you to purchase a number of shares of Morgan Stanley common stock equal to the number of shares that you tender or have withheld to pay the exercise price or withholding taxes upon exercise of the underlying stock option (any tender or withholding of shares for these purposes must conform to the Firm’s rules and procedures in effect at exercise), provided, that the Compensation Committee may unilaterally cancel the Restoration Option Right feature. You will receive Restoration Options only when you exercise stock options during your Employment. The exercise price of a Restoration Option will be the fair market value of a share of Morgan Stanley’s common stock on the date of exercise of the underlying stock option, using a valuation methodology established by Morgan Stanley. The Restoration Options will be fully vested and exercisable upon grant and will expire on the Expiration Date of the underlying stock option. No Restoration Options will be granted to the extent that the grant would cause the aggregate limit on option grants, or the individual limits on option grants, set forth in the EICP or any other equity plan of Morgan Stanley to be used for the issuance of the Restoration Options to be exceeded. All other terms and conditions of a Restoration Option will be substantially identical to the terms and conditions of the underlying stock options, except that no Restoration Option shall include a Restoration Option Right.

10.	Restrictions on transfer of shares issued upon exercise of stock options.

Shares of Morgan Stanley common stock that you acquire upon exercise of your stock options may not be transferred prior to the Transfer Restriction Date, except as otherwise provided in this Award Certificate. However, you may sell shares in connection with exercises occurring more than six months after the Date of the Award to the extent required to cover the exercise price and tax or other withholding obligations arising upon exercise.

If you pay the exercise price of your stock options by tendering shares of Morgan Stanley common stock that you already own and that are not subject to transfer restrictions, the transfer restrictions set forth in this Section 10 apply only to the Net Option Shares that are issued upon exercise.

After the Transfer Restriction Date, you may transfer any shares that you acquired from exercising stock options (whether the exercise occurs before or after the Transfer Restriction Date), but your transfers must comply with the securities laws and the Firm’s employee trading policy as in effect from time to time.

[5]	Some awards may not include Restoration Option Rights. Section 9 will be included only for awards that include Restoration Option Rights.

For purposes of this Award Certificate, a “transfer” of shares includes, without limitation, any sale, assignment, pledge, mortgage, encumbrance or other disposition, direct or indirect, whether or not for value, and whether or not voluntary, but does not include a transfer after your death by will or the laws of descent and distribution.

PART III: GENERAL TERMS OF STOCK UNITS AND STOCK OPTIONS

11.	Death, Disability and Full Career Retirement.

The following special vesting and payment terms apply to your stock units and stock options:

(a) Death during Employment. If your Employment terminates due to death, all of your unvested stock units and stock options will immediately vest. Your stock units will convert to shares of Morgan Stanley common stock as soon as practicable after Morgan Stanley receives notice of your death and such shares will be delivered to the beneficiary you have designated pursuant to Section 17 or the legal representative of your estate, as applicable. Your stock options will remain outstanding until the Expiration Date, and your beneficiary or the legal representative of your estate, as applicable, may exercise them until the Expiration Date.

Your Net Option Shares will not be subject to transfer restrictions, other than those that may arise under the securities laws or the Firm’s employee trading policy, and the cancellation provisions set forth in Section 13 will no longer apply.

(b) Death after termination of Employment. If you die after the termination of your Employment, but prior to the Scheduled Conversion Date, your stock units will convert to shares of Morgan Stanley common stock, and such shares will be delivered to the beneficiary you have designated pursuant to Section 17 or the legal representative of your estate, as applicable, as soon as practicable after Morgan Stanley receives notice of your death.

Your beneficiary or the legal representative of your estate, as applicable, may exercise your vested stock options after your death to the extent and for the period of time that you would have been permitted to exercise your stock options at the time of your death.

After your death, your Net Option Shares will not be subject to transfer restrictions, other than those that may arise under the securities laws or the Firm’s employee trading policy, and the cancellation provisions set forth in Section 13 will no longer apply.

(c) Disability. If your Employment terminates due to Disability, all of your unvested stock units and unvested stock options will immediately vest.

Subject to rules and procedures adopted by Morgan Stanley from time to time, you may elect at the time of the termination of your Employment to have all of your stock units convert to Morgan Stanley common stock on the last trading day of the month in which occurs the first anniversary of the termination of your Employment if such date is prior to the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until your stock units convert to shares of Morgan Stanley common stock.

You may exercise your stock options until the Expiration Date. The transfer restrictions that apply to your Net Option Shares (other than restrictions that may arise under the securities laws or the Firm’s employee trading policy) and the cancellation provisions set forth in Section 13 that apply to your stock options and Net Option Shares will expire on the earlier of (i) the Transfer Restriction Date and (ii) the last trading day of the month in which occurs the first anniversary of the termination of your Employment.

(d) Full Career Retirement. If your Employment terminates in a Full Career Retirement, then subject to Section 13(a) below:

(1) All of your unvested stock units will vest as of, and your unvested stock options will vest five business days prior to, the termination of your Employment.

(2) Subject to rules and procedures adopted by Morgan Stanley from time to time, you may elect at the time of the termination of your Employment to have all of your vested stock units convert to Morgan Stanley common stock on the last trading day of the month in which occurs the first anniversary of the termination of your Employment if such date is prior to the Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until your stock units convert to Morgan Stanley common stock.

(3) You may exercise your stock options until the Expiration Date. The transfer restrictions that apply to your Net Option Shares (other than restrictions that may arise under the securities laws or the Firm’s employee trading policy) and the cancellation provisions set forth in Section 13 that apply to your stock options and Net Option Shares will expire on the earlier of (i) the Transfer Restriction Date and (ii) the last trading day of the month in which occurs the first anniversary of the termination of your Employment.

12.	Change in Control and Change in Ownership.

If there is a Change in Control or a Change in Ownership, all of your stock units and stock options will immediately vest.

If the Change in Control is not also a Change in Ownership, your stock units will convert to shares of Morgan Stanley common stock on the Scheduled Conversion Date, and your Net Option Shares will remain subject to transfer restrictions until the Transfer Restriction Date. The cancellation and withholding provisions set forth in this Award Certificate will remain in effect as provided herein.

Your stock units will convert to shares of Morgan Stanley common stock as soon as practicable after a Change in Ownership. The transfer restrictions applicable to your Net Option Shares, other than those that may arise under the securities laws or the Firm’s employee trading policy, and the cancellation provisions set forth in Section 13, will no longer apply after a Change in Ownership.

13.	Cancellation of awards under certain circumstances.

The cancellation events set forth in this Section 13 are designed, among other things, to protect the Firm’s interests in non-public, confidential and/or proprietary information, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 13 shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 13 no longer apply).

Your stock units and stock options, even if vested, and Net Option Shares are not earned until the Scheduled Conversion Date (in the case of stock units) or the Transfer Restriction Date (in the case of stock options and Net Option Shares), and will be terminated and canceled prior to these respective dates in any of the following circumstances:

(a) Competition. If you engage in Competition either during your Employment or prior to the first anniversary of the voluntary termination of your Employment, the following shall apply:

(1) If your Competition occurs before the Second Scheduled Vesting Date, then all of your stock units, stock options, and Net Option Shares will terminate and be canceled immediately.

(2) If your Competition occurs on or after the Second Scheduled Vesting Date but before the first anniversary of the Second Scheduled Vesting Date, then:

(i) 50% of your stock units and stock options (including Net Option Shares acquired upon exercise of such stock options) will terminate and be canceled immediately; and

(ii) (a) The remaining 50% of your stock options will expire on the earlier to occur of (x) the Expiration Date, and (y) the date that is 90 days after your Employment termination date, and any Net Option Shares that you acquired upon an exercise occurring after such 90-day period will be canceled; (b) the remaining 50% your stock units will remain outstanding and continue to be subject to all the other terms and conditions set forth in this Award Certificate and will convert to Morgan Stanley common stock on the Scheduled Conversion Date; and (c) the cancellation and withholding provisions set forth in this Award Certificate will continue to apply to the remaining 50% of your stock units and stock options (including Net Option Shares acquired upon exercise of such stock options) until the Scheduled Conversion Date or the Transfer Restriction Date, respectively.

(3) If your Competition occurs on or after the first anniversary of the Second Scheduled Vesting Date, then:

(i) All of your stock options will expire on the earlier to occur of (x) the Expiration Date, and (y) the date that is 90 days after your termination date, and any Net Option Shares that you acquired upon an exercise occurring after such 90-day period will be canceled;

(ii) All of your stock units will remain outstanding and continue to be subject to all the other terms and conditions set forth in this Award Certificate and will convert to Morgan Stanley common stock on the Scheduled Conversion Date; and

(iii) The cancellation and withholding provisions set forth in this Award Certificate will continue to apply to your stock units, stock options and Net Option Shares until the Scheduled Conversion Date or the Transfer Restriction Date, respectively.

(4) Your stock options are considered to be exercised in the order in which they vested.

(b) Competition following a Change in Control. If any portion of your award vests before the Second Scheduled Vesting Date as the result of a Change in Control that is not also a Change in Ownership, then this clause shall apply in lieu of the foregoing Section 13(a).

(1) If the Change in Control occurs before the First Scheduled Vesting Date and you engage in Competition (either during your Employment or following the voluntary termination of your Employment) during the one year period ending on the first anniversary of the date of the Change in Control, all of your stock units, stock options and Net Option Shares will terminate and be canceled immediately.

(2) If the Change in Control occurs on or after the First Scheduled Vesting Date but before the Second Scheduled Vesting Date and you engage in Competition (either during your Employment or following the voluntary termination of your Employment) during the one year period ending on the first anniversary of the date of the Change in Control, the following shall apply:

(i) If your Competition occurs before the Second Scheduled Vesting Date, all of your stock units, stock options and Net Option Shares will terminate and be canceled immediately; and

(ii) If your Competition occurs on or after the Second Scheduled Vesting Date, only those stock units and stock options that vested as a result of the Change in Control (including Net Option Shares acquired upon exercise of such stock options) will terminate and be canceled immediately and all of your stock units and stock options that vested on the First Scheduled Vesting Date (including Net Option Shares acquired upon exercise of such stock options) will continue to be subject to all the other terms and conditions set forth in this Award Certificate.

(c) Other Events. If any of the following events occur at any time before the Scheduled Conversion Date or the Transfer Restriction Date, as applicable, all of your stock units and stock options (whether or not vested), and any Net Option Shares, will terminate and be canceled immediately:

(1) The Firm terminates your Employment for Cause;

(2) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

(3) You disclose Proprietary Information to any unauthorized person outside the Firm, or use Proprietary Information other than in connection with the business of the Firm, where such disclosure or use may be adverse to the interests of the Firm;

(4) You engage in a Wrongful Solicitation;

(5) You make any Unauthorized Comments; or

(6) You resign from your Employment without having provided the Firm written notice at least 30 days prior to the termination of your Employment.

14.	Tax and other withholding obligations.

Pursuant to rules and procedures that Morgan Stanley establishes, you may elect to satisfy the tax or other withholding obligation arising upon conversion of your stock units or exercise of your stock options by having Morgan Stanley withhold shares of Morgan Stanley common stock or by tendering shares of Morgan Stanley common stock that you have owned for at least six months, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the fair market value of Morgan Stanley common stock on the date your stock units convert or your stock options are exercised, using a valuation methodology established by Morgan Stanley.

Morgan Stanley may limit the amount of shares that you may have withheld or that you may tender in order to comply with applicable accounting standards or the Firm’s policies in effect from time to time.

15.	Satisfaction of obligations.

Notwithstanding any other provision of this Award Certificate, Morgan Stanley may, in its sole discretion, take various actions affecting your stock units or stock options in order to collect amounts sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. These actions include the following:

(a) Upon conversion of stock units, including any accelerated conversion pursuant to Sections 2(c), 11 or 12 above, or exercise of stock options, Morgan Stanley may withhold a number of shares sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. The Firm shall determine the number of shares to be withheld by dividing the dollar value of your obligation to the Firm and any tax or other withholding obligations by the fair market value of Morgan Stanley common stock on the date of conversion or exercise.

(b) Morgan Stanley may, at any time, cancel any of your unexercised stock options or any Net Option Shares that remain subject to transfer restrictions in a quantity sufficient to satisfy any obligation that you owe to the Firm and any tax or other withholding obligations. Any canceled stock options will be considered to have a value equal to the difference between the fair market value of the underlying shares of Morgan Stanley common stock, determined on the date of cancellation, and the exercise price. Any canceled Net Option Shares will be considered to have a value equal to the fair market value of Morgan Stanley common stock determined on the date of cancellation. Such amount, less any applicable withholding taxes, will be credited against your obligation.

(c) Morgan Stanley may withhold the payment of dividend equivalents on your stock units, or subject dividend equivalents to deferral, vesting conditions or restrictions on transfer, on such terms as it considers appropriate, to ensure satisfaction of any obligation that you owe the Firm or any tax or other withholding obligations.

(d) Morgan Stanley’s determination of the amount that you owe the Firm shall be conclusive. The fair market value of Morgan Stanley common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Morgan Stanley.

16.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your stock units or stock options, other than as provided in Section 17 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the stock units will be made only to you, and stock options may be exercised only by you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

17.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Certificate in the event of your death or, following your death, to exercise any stock options that have become exercisable and have not expired or been canceled. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with the Executive Compensation Department in New York.

Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. Any stock options that remain exercisable following your death, and as to which a designation of beneficiary is not in effect, will be exercisable by the legal representative of your estate.

If you previously filed a designation of beneficiary form for your EICP awards with the Executive Compensation Department, such form will also apply to the stock units and stock options granted pursuant to this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares or exercise stock options under this award, Morgan Stanley may determine in its sole discretion to deliver the shares in question to your estate or to allow the representative of your estate to exercise the stock options in question. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares or stock options.

18.	Ownership and possession.

(a) Stock units. Generally, you will not have any rights as a stockholder in the shares of Morgan Stanley common stock corresponding to your stock units prior to conversion of your stock units.

Prior to conversion of your stock units, however, you will receive dividend equivalent payments, as set forth in Section 4 of this Award Certificate. In addition, if Morgan Stanley contributes shares of Morgan Stanley common stock corresponding to your stock units to a grantor trust it has established, you may be permitted to direct the trustee how to vote the shares in the trust corresponding to your stock units. Voting rights, if any, are governed by the terms of the grantor trust and may be amended by Morgan Stanley, in its sole discretion, at any time. Morgan Stanley is under no obligation to contribute shares corresponding to stock units to a trust. If Morgan Stanley elects not to contribute shares corresponding to your stock units to a trust, you will not have voting rights with respect to shares corresponding to your stock units until they convert to shares.

(b) Stock options. You will not have any rights as a stockholder in the shares of Morgan Stanley common stock subject to your stock options until you are issued shares following the exercise of your stock options.

(c) Following conversion or exercise. Subject to Sections 10 and 13 with respect to Net Option Shares, following conversion of your stock units or exercise of your stock options you will be the beneficial owner of the shares issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

(d) Custody of shares. Morgan Stanley may maintain possession of the shares subject to your award until such time as your shares are no longer subject to restrictions on transfer.

19.	Securities law compliance matters.

Morgan Stanley may affix a legend to the stock certificates representing shares of Morgan Stanley common stock issued upon conversion of your stock units or exercise of your stock options (and any stock certificates that may subsequently be issued in substitution for the original certificates). The legend will read substantially as follows:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE WERE ISSUED PURSUANT TO MORGAN STANLEY’S 1995 EQUITY INCENTIVE COMPENSATION PLAN AND ARE SUBJECT TO THE TERMS AND CONDITIONS THEREOF AND OF AN AWARD CERTIFICATE FOR STOCK UNITS AND STOCK OPTIONS AND ANY SUPPLEMENT THERETO.

THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER BY VIRTUE OF THE SECURITIES ACT OF 1933.

COPIES OF THE PLAN, THE AWARD CERTIFICATE FOR STOCK UNITS AND STOCK OPTIONS AND ANY SUPPLEMENT THERETO ARE AVAILABLE THROUGH THE EXECUTIVE COMPENSATION DEPARTMENT.

Morgan Stanley may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

20.	Compliance with laws and regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your stock units or exercise of your stock options (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Firm or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

21.	No entitlements.

(a) No right to continued Employment. This award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the EICP shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the EICP shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any of the First Scheduled Vesting Date, the Second Scheduled Vesting Date, the Scheduled Conversion Date, the Transfer Restriction Date, the Expiration Date or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards. This award, and all other awards of stock units, stock options and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of stock units, stock options or any other equity-based award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation. Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

22.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

23.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your stock units and stock options, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in, or the adoption of any new law, regulation, ruling, judicial decision or changes in accounting standards. Morgan Stanley may not modify your stock units or stock options in a manner that would materially impair your rights in your stock units or stock options without your consent;

provided, however, that Morgan Stanley may, without your consent, amend or modify your stock units or stock options in any manner that Morgan Stanley considers necessary or advisable to comply with any legal requirement or to ensure that your stock units or stock options are not subject to federal, state or local income tax prior to payment or exercise, as applicable. Morgan Stanley will notify you of any amendment of your stock units or stock options that affects your rights.

24.	Severability.

In the event Morgan Stanley determines that any provision of this Award Certificate would cause you to be in constructive receipt for federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Certificate will be constructed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

25.	Governing law.

This Award Certificate and the legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

26.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of Morgan Stanley.

(b) “Cause” means:

(1) any act or omission which constitutes a breach of your obligations to the Firm or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach (if susceptible to cure), failure or refusal is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

(c) “Chairman” means the Chairman of the Board.

(d) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as such term is modified in Sections 13(d) and 14(d) of the Exchange Act), other than (i) any employee plan established by Morgan Stanley or any of its Subsidiaries (as defined in the EICP), (ii) any group of employees holding shares subject to agreements relating to the voting of such shares, (iii) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 25% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities;

(2) a change in the composition of the Board such that individuals who, as of the Date of the Award, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the Date of the Award whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements, other than (A) a merger or consolidation which results in the voting securities of Morgan Stanley outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Morgan Stanley or any of its Subsidiaries, at least 66-2/3% of the combined voting power of the voting securities of Morgan Stanley or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (determined pursuant to clause (1) above) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 25% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities; or

(4) the stockholders of Morgan Stanley approve a plan of complete liquidation of Morgan Stanley or an agreement for the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets, other than a sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets to an entity, at least 66-2/3% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of Morgan Stanley immediately prior to such sale.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions.

(e) A “Change in Ownership” shall be deemed to have occurred if the conditions for a Change in Control have been satisfied, with the following modifications to such conditions:

(1) the reference to “25% or more” in condition (1) of the definition of Change in Control shall be changed to “more than 50%”;

(2) the first reference to “a majority” in condition (2) of the definition of Change in Control shall be changed to “50%”;

(3) the references to “66-2/3%” and “25% or more” in condition (3) of the definition of Change in Control shall be changed to “50%” and “more than 50%”, respectively; and

(4) the reference to “66-2/3%” in condition (4) of the definition of Change in Control shall be changed to “50%”.

(f) “Compensation Committee” means the Compensation Committee of the Board.

(g) “Competition” means that you (1) enter into a relationship as an employee, officer, partner, member, director, independent contractor, consultant, advisor or agent of, or in any similar relationship, with a Competitor where you will be responsible for providing services which are similar or substantially related to the services that you provided during any of the last three years of your Employment with the Firm, or (2) either alone, or in concert with others, acquire beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of a Competitor.

(h) “Competitor” means:

(1) the following entities [insert list6]:

(2) “Competitor” also includes, for each entity listed in clause (1) above, that entity’s parent entities, subsidiaries and other affiliates, and such entity’s successor or surviving entities (e.g., as a result of merger, consolidation, sale of business, reincorporation or any similar transaction).

(3) “Competitor” shall also include any other entity that the Compensation Committee, in order to account for changes in the business of the Firm or in the market for the services provided by its employees or in the market for the services and products it provides to its customers and clients, determines from time to time, in its sole discretion, to be a Competitor.

The Firm will notify you of any adjustment to the list of entities that are considered Competitors. Notification may be made to you electronically (by e-mail or otherwise) and may direct you to consult the copy of the Competitor list that will be maintained on the Firm’s Executive Compensation intranet site.

(i) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the fiscal year in respect of which the award is made].

(j) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(k) “EICP” means the 1995 Equity Incentive Compensation Plan, as amended.

[6]	The list will include specified companies in the financial services industry (United States and global). Additional specified companies may be included in the definition of Competitor applicable to awards made to Participants in specific business units. The companies identified as Competitors may be modified from time to time pursuant to Section 26(h)(3).

(l) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(m) “Expiration Date” means [tenth anniversary of January 2 following the Date of the Award].

(n) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and other affiliates.

(o) “First Scheduled Vesting Date” means [second anniversary of January 2 following the Date of the Award].

(p) “Fiscal Year [             ]” means the fiscal year beginning on December 1, [        ] and ending on November 30, [        ].

(q) “Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than for Cause (or any other cancellation event described in Section 13) and other than due to your death or Disability.7

(r) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(s) “Net Option Shares” means the number of shares of Morgan Stanley common stock acquired upon exercise of all or a portion of your stock options less the aggregate number of shares of common stock, if any, tendered, withheld or disposed of to pay the exercise price and tax or other withholding obligation arising upon such exercise; provided, however, that solely for purposes of Section 13, “Net Option Shares” shall mean, in the case of a stock option for which you pay the exercise price and/or tax or other withholding obligation in cash, the number of shares of Morgan Stanley common stock acquired upon exercise of all or a portion of your stock option less the number of shares calculated by dividing (i) the aggregate amount of exercise price and tax or other withholding obligation paid in connection with such exercise by (ii) the closing price of Morgan Stanley common stock on the New York Stock Exchange Consolidated Transaction Reporting System on the date of exercise, and rounding such result down to the nearest whole share.

(t) “Proprietary Information” means any information that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; formulas; flow charts; computer programs; access codes or other systems information; algorithms; business, product, or marketing plans; sales and other forecasts; financial information; client lists; and information relating to

[7]	Some awards may include age and/or service conditions in order for a termination of Employment to qualify as Full Career Retirement.

compensation and benefits, provided that such Proprietary Information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(u) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided: (i) you undertake such employment at the request or with the consent of the Firm; (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Compensation Committee in its discretion as Related Employment; and, provided further that the Firm may determine at any time in its sole discretion that employment that was recognized by the Firm as Related Employment no longer qualifies as Related Employment.

(v) “Scheduled Conversion Date” means the fifth business day of the fourth fiscal quarter of [fifth year following the Date of the Award] or as soon thereafter as practicable.

(w) “Second Scheduled Vesting Date” means [third anniversary of January 2 following the Date of the Award].

(x) “Scheduled Vesting Date” means the First Scheduled Vesting Date and/or the Second Scheduled Vesting Date, as the context requires.

(y) “Transfer Restriction Date” means [fifth anniversary of January 2 following the Date of the Award].

(z) You will be deemed to have made “Unauthorized Comments” about the Firm if, while employed by the Firm or following the termination of your Employment you make, directly or indirectly, any negative, derogatory, or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

(aa) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while employed by the Firm or within 180 days following termination of your Employment, you directly or indirectly hire or attempt to hire any person who is, or during the 90 days preceding termination of your Employment was, employed by the Firm; or

(2) while employed by the Firm or within 90 days following termination of your Employment, you solicit any business of any person or entity who is or was a customer or client of the Firm, or works for, or on behalf of, any such customer or client, provided, however, that you had worked on a project or assignment for such customer or client during the 90 days preceding the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the [    ] day of [month] [year].

MORGAN STANLEY

/s/
[Name]
[Title]

APPENDIX A

Designation of Beneficiary(ies) Under

the Equity Incentive Compensation Plan (EICP)

This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under the EICP, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my EICP awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my awards under the Equity Incentive Compensation Plan:

Beneficiary(ies) Name	Relationship	Percentage
(1)
(2)
(3)
(4)

Address(es) of Beneficiary(ies):

(1)

(2)

(3)

(4)

Name: (please print)	Date

Signature

Please sign and return this form to the Executive Compensation Department, [insert address].